Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ThermoGenesis Holdings, Inc. on Form S-8 (File No. 333-233731, File No. 333-227425, File No. 333-218082, File No. 333-206996, File No. 333-187197, File No. 333-171564 and File No. 333-140668) and on Form S-3 (File No. 333-227426, File No. 333-235509, File No. 333-215638 and File No. 333-212314) of our report dated March 17, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ThermoGenesis Holdings, Inc. as of December 31, 2020 and 2019 and for each of the two years ended in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of ThermoGenesis Holdings, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 17, 2021